Exhibit (h)(3)

AMENDMENT

To Transfer Agency and Service Agreement

Between

SunAmerica Senior Floating Rate Fund, Inc.

and

State Street Bank and Trust Company

This amendment is made as of this 30th day of August 2004 between SunAmerica Senior Floating Rate Fund, Inc. (f/k/a North American Senior Floating Rate Fund, Inc.) (the “Fund”) and State Street Bank and Trust Company (the “Bank”). In accordance with Article 12 (Amendment) of the Transfer Agency and Service Agreement between the Fund and the Bank dated as of                             ,          (the “Agreement”), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Article 7. Article 7 (Standard of Care) is expanded to include the following additional sections:

“7.02 Notwithstanding the foregoing, the Bank’s aggregate liability during any term of this Agreement with respect to any losses, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Bank under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the aggregate of the amounts actually received by the Bank as fees and charges, but not including reimbursable out of pocket expenses, under the transfer agency agreements then in effect between the Bank and those investment companies that comprise the Fund Family (defined below), during the six (6) calendar months immediately preceding the first event for which recovery from the Bank is being sought. For purposes of this Article 7.02 “Fund Family” shall include SunAmerica Income Funds, SunAmerica Equity Funds, SunAmerica Focused Series, Inc., SunAmerica MoneyMarket Funds, Inc., SunAmerica Senior Floating Rate Fund, Inc., and AIG Series Trust.

7.03 The limitations on liability set forth in Section 7.02 shall not apply to losses resulting from (a) any fraud committed by the Bank’s employees; or (b) any intentional or malicious or malevolent acts of the Bank’s employees (that is, those acts or breaches undertaken purposefully under circumstances in which the person acting knows or has reason to believe that such act or breach violates this Agreement or can cause danger or harm); or (c) any claim that any aspect of the services or systems provided under, and used within the scope of, this Agreement infringes any U.S. patent, copyright, trade secret or other intellectual property rights. With respect to any claims under subparagraph (c), however, the Bank may, in its sole and absolute discretion, either (i) procure for the Fund a right to continue to use such service or system, or (ii) replace or modify the service or system so as to be non-infringing without materially affecting the functions of the service or system, or (iii) if, in the Bank’s reasonable discretion, the actions described in (i) and (ii) are not capable or being

AMENDMENT

To Transfer Agency and Service Agreement

Between

SunAmerica Senior Floating Rate Fund, Inc.

and

State Street Bank and Trust Company

(continued)

accomplished on commercially reasonable terms, terminate this Agreement with respect to affected service or system. Notwithstanding the foregoing, with respect to subparagraph (c) above, the Bank shall have no liability for any claim which is based upon a modification of a service or system by anyone other than the Bank, use of such service or system other than in accordance with the terms of this Agreement, or use of such service or system in combination with other software or hardware not provided by the Bank if infringement could have been avoided by not using the service or system in combination with such other software or hardware.”

2. All defined terms and definitions in the Agreement shall be the same in this amendment except as specifically revised by this Amendment; and

3. Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

SUNAMERICA SENIOR FLOATING RATE FUND, INC.		STATE STREET BANK AND TRUST COMPANY

By:	/s/ VINCENT MARRA	By:	/s/ JOSEPH L. HOOLEY
Name:	Vincent Marra		Joseph L. Hooley, Executive Vice President
Title:	Vice President